FOR IMMEDIATE RELEASE

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ITRONICS REPORTS A 48 PERCENT INCREASE IN 2019 SALES

Forecasting a $1 million Increase in 2020 First Quarter GOLD’n GRO Sales

RENO, Nevada, January 7, 2020 -- Itronics Inc. (OTC:ITRO) a Cleantech Multi-Nutrient Fertilizer and Silver Producer reported today that its total sales for 2019 were $1,944,000 up from $1,313,000 in 2018 for an increase of $631,000 or 48 percent.

Full year GOLD’n GRO fertilizer sales were $1,839,000 in 2019 up from $1,245,000 in the prior year period for an increase of $594,000, or 48 percent. Full year silver bullion sales were $43,700 up from $19,547 in the same period last year for an increase of $24,153, or an increase of 124 percent.

Fourth quarter GOLD’n GRO fertilizer sales increased by 10 percent. The Company had a backlog of unshipped orders at year end that were not included in the sales increase.

Silver bullion sales were flat in the fourth quarter, but are expected to increase 100 percent in the first quarter due to settlement of a November 2019 silver bullion shipment and a December 2019 silver-bearing glass shipment. Final settlement results will be dependant upon silver and gold prices which are currently increasing strongly.

Itronics recently completed a detailed 2020 GOLD’n GRO sales plan which indicates that 2020 first quarter sales could approach $1.4 million for an increase of more than $1.0 million from the 2019 first quarter. Full year sales are projected to double to $4.0 million of which $2.8 million is forecasted for the first 6 months. The Company believes that the second half sales forecast will need to be revised substantially higher if sales development in the California coastal vegetable and berry markets progresses as expected.

"It is unusual for us to publish forecasted sales, but this year the forecasted sales increases are so large right at the beginning of the year that we felt compelled to inform our shareholders and other stakeholders as soon as possible. Our GOLD’n GRO sales team has been very successful in meeting internal forecasts for the past several months giving us a high confidence level in the sales forecasts going forward," said Dr. John Whitney, Itronics President.

"The expansion from 2019 sales growth of 48 percent to a very large uptick of 40 percent in January compared to 2019 January and a further projected nearly 4 times increase in February from January alone is lifting the Company to an entirely new sales level. We are starting an exciting and happy new year," said Dr. Whitney.

The forecasted sales increase is being driven by several very successful field trials conducted by the GOLD’n GRO sales team in 2019. The field trials are demonstrating that the GOLD’n GRO fertilizers are able to resolve crop micro-nutrient and secondary nutrient deficiencies by improving nutrient transfer from the soil to the plants. The 2020 sales growth is expected to be obtained through expanded sales of additional GOLD’n GRO fertilizers and increased sales participation by several of our distributor’s retail branches. The farm customers are continuing to see meaningful improvement in crop health, quality, and yield, which is being attributed to improved nutrient levels and balance within the plants. This is the ultimate driver for sales growth.

"The GOLD’n GRO fertilizer sales growth achieved in 2019 is continuing on an expanding sales base in 2020", said Dr. John Whitney, Itronics’ President. "Our GOLD’n GRO sales team is establishing sales in the California coastal vegetable and berry markets as a result of successful field trials on vegetables and strawberries that were conducted in the second half of 2019 to obtain nutrition and crop response data. Our plan is to continue field trials in 2020 to obtain additional base line data on nutrition uptake and crop response. Increasing sales in the coastal California vegetable and berry markets will greatly reduce the seasonality of the fertilizer line of business in 2020 and future years".

Whitney & Whitney, Inc., the Company’s technical services subsidiary, has completed a research contract to evaluate the potential for silver tailings reprocessing for a silver mining company. The research project successfully used the Company’s newly developed Rock Kleen Technology, which is an upgraded replacement for KAM Thio, to accomplish the reprocessing. This first phase of testing successfully demonstrated use of Rock Kleen Technology for the reprocessing concept and a final report was submitted to the client prior to year end. The Company is expecting to meet with the client early in 2020 to review the results and project status.

Whitney & Whitney, Inc. has also been soliciting and negotiating confidentiality agreements with potential mining companies that might become joint venture partners for developing the polymetallic silver/gold/zinc/copper Auric Fulstone Advanced Stage Exploration Project. Two mining companies are currently conducting due diligence on the property. The Company has high expectations that one or more mining companies will express an interest in co-developing the Auric Fulstone project in 2020, especially if silver, gold, zinc, and copper prices continue to rise.

The Company’s Reno-Stead manufacturing facility is fully operational and acquisition of the Wabuska facility has been completed. The Company’s operating infrastructure is being expanded to support increased sales growth in 2020 and future years.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is an emerging Cleantech Growth Company that uses proprietary multi-nutrient fertilizer manufacturing technologies to produce GOLD’n GRO multinutrient fertilizers and breakthrough Zero Waste Technologies to recover fertilizer ingredients, silver bullion, and silver-bearing glass from waste streams that contain silver, gold, copper, zinc, tin, and other metals. The Company’s goal is to achieve profitable green technology driven organic growth in specialty GOLD’n GRO fertilizers, silver, zinc, and minerals. The Company’s technologies maximize the recovery and uses of metals and minerals and by doing this maximize sustainability.

The Company’s environmentally friendly award winning GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available at the Company's "e-store" on Amazon.Com at http://www.amazon.com/s/ref=bl_sr_lawn-garden?ie+UTF8&fieldbrandtextbin=GOLD%27n+GRO&node+2972638011. Due to expanded retail customer interest, GOLD’n GRO fertilizer may now be purchased in Reno, Nevada at "Buy Nevada First Gift Shop", 4001 S. Virginia St.

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VISIT OUR WEB SITE: http://www.itronics.com

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("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)

Contact:

Paul Knopick

888-795-6336